UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☑	Soliciting Material Under Rule 14a -12

FAR EAST ENERGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was delivered on behalf of Far East Energy’s Board of Directors to the Sofaer Capital Global Hedge Fund on October 19, 2006.

October 19, 2006

Via Facsimile and Express Courier

Mr. Tim Whyte

Sofaer Capital Global Hedge Fund

c/o Citco Trustees (Cayman Limited)

Regatta Office Park

West Bay Road

P.O. Box 31106 SMB

Grand Cayman, Cayman Islands

RE:	Decision of the Board of Directors of Far East Energy Corporation Regarding Proposed Nominees—

Response to Letter Dated September 15, 2006 from Sofaer Capital Global Hedge Fund

Dear Mr. Whyte:

On September 15, 2006, you proposed, on behalf of a group led by Sofaer Capital Global Hedge Fund, four candidates for nomination to the Board of Directors at the upcoming Annual Meeting of Stockholders. In evaluating all of the candidates, including the existing directors and an additional candidate identified by management, the Nominating and Corporate Governance Committee reviewed the information supplied by the candidates, your group, and management in the context of the current composition of the Board of Directors, the operating requirements of Far East Energy and the long-term interests of all of Far East Energy’s stockholders.

After careful consideration of the qualifications of each candidate, on October 12, 2006, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, all members of the Board of Directors present at the meeting voted to nominate the slate of candidates named in the preliminary proxy statement filed with the SEC yesterday. I am confident you will agree that this slate of nominees represents an impressive group of well-qualified business professionals with significant management, operational and policy making experience in international oil and gas and coalbed methane exploration, development and production.

The Board of Directors’ primary focus and concern is for Far East Energy’s success and welfare and value-creation for all of our stockholders for the long term, and we believe that these nominees have the skills, expertise and qualifications to accomplish these goals. We ask for your unconditional support of these nominees to help Far East Energy achieve its goals for our stockholders.

Sincerely yours,

/s/ John C. Mihm

John C. Mihm

Chairman of the Board of Directors

400 N. Sam Houston Parkway E., Suite 205 Houston, TX 77060 Phone: 832-598-0470 Fax: 832-598-0479

***

On October 16, 2006, we filed a preliminary proxy statement in connection with our 2006 annual meeting of stockholders. In the near future, we will file with the Securities and Exchange Commission and furnish to our stockholders a definitive proxy statement, together with a WHITE proxy card that can be used to elect our director nominees. Our stockholders are strongly advised to read the proxy statement and the accompanying WHITE proxy card and any other relevant documents filed with the Securities and Exchange Commission when they become available because they will contain important information. Stockholders will be able to obtain the proxy statement as well as any amendments or supplements to the proxy statement and any other documents that we file with the Securities and Exchange Commission for free on the Securities and Exchange Commission’s website. Their website is located at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at our website at www.fareastenergy.com or by writing to the Secretary of Far East Energy, 400 N. Sam Houston Parkway East, Suite 205, Houston, Texas 77060. You can also request copies of the proxy materials, when they become available, from our proxy solicitor, Innisfree M&A Incorporated. Their toll-free number is 1-888-750-5834. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of our stockholders is available on Exhibit A to the Preliminary Proxy Statement on Schedule 14A we filed with the Securities and Exchange Commission on October 16, 2006.